Exhibit 10.18

January, 2016

Eric J. Blatstein

Chief Executive Officer

OTG Management, LLC

352 Park Avenue South

New York, NY 10010

Dear Rick:

Pursuant to our recent discussions, I am pleased to confirm the arrangements under which Carnegie Hudson Resources Consulting LLC (“CHR”) has been engaged by OTG Management, LLC (the “Company” or “you”) as its strategic advisor in connection with the proposed initial public offering by an affiliate of the Company, the refinancing of the Company’s existing debt and related transactions, and general corporate consulting services (the “Transactions”).

During the term of our engagement, which commenced on September 1, 2014, CHR will provide you with financial and strategic advice and assistance in connection with the Transactions, including, as appropriate, advice and assistance with respect to defining objectives, performing valuation analyses and structuring, planning and negotiating the Transactions.

In consideration of CHR's role with respect to the Transactions, CHR will receive a fee of $10,300,000 and shall be reimbursed for reasonable, documented expenses incurred by CHR in connection with the Transactions, payable promptly following the completion of the initial public offering.

This letter agreement represents the entire agreement between the Company and CHR with respect to this engagement and may only be amended in writing.

If the terms of our engagement as set forth in this letter agreement are satisfactory, kindly sign the enclosed copy of this letter agreement and return them to us.

We look forward to working with the Company on this assignment.

Very truly yours,
CARNEGIE HUDSON RESOURCES CONSULTING LLC
By: /s/ Charles L. Gassenheimer
Name: Charles L. Gassenheimer
Title: President

Accepted and agreed to:

OTG MANAGEMENT, LLC

By: /s/ Christopher Redd
Name: Christopher Redd
Title: General Counsel